      As filed with the Securities and Exchange Commission on September 30, 1997
                                                       REGISTRATION NO. 333-2053
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                          ---------------------------------
                          POST EFFECTIVE AMENDMENT NO. 1 TO
                                       FORM S-2
                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933
                          ---------------------------------

                              A-FEM MEDICAL CORPORATION
                (Exact name of Registrant as specified in its charter)

         Nevada                                       33-0202574
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                         10180 S.W. Nimbus Avenue, Suite J-5
                               Portland, Oregon  97223
                                    (503) 968-8800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                      Registrant's Principal Executive Offices)

                                  J. PETER BURKE
                                     PRESIDENT,
                              CHIEF OPERATING OFFICER
                            AND CHIEF FINANCIAL OFFICER
                              A-FEM MEDICAL CORPORATION
                         10180 S.W. Nimbus Avenue, Suite J-5
                               Portland, Oregon  97223
                                    (503) 968-8800
       (Name, Address, Including Zip Code, and Telephone Number, Including Area
                             Code, of Agent for Service)

                                      Copies to:
                               Patrick J. Simpson, Esq.
                               Danielle Benderly, Esq.
                                     PERKINS COIE
                          1211 S.W. Fifth Avenue, Suite 1500
                                  Portland, OR 97204
                                    (503) 727-2000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date of this
                               Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /x/
    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box: /x/

                        -------------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                   4,618,673 Shares

                              A-FEM MEDICAL CORPORATION
                                     Common Stock
                                  ------------------

    The shares of common stock, par value $.01 per share, offered hereby (the "Shares") are shares of A-FEM Medical Corporation, a Nevada corporation (the "Company"), 3,214,923 of which may be sold from time to time by certain shareholders of the Company (the "Selling Shareholders") and 1,403,750 of which may be issued and sold from time to time by the Company upon exercise of certain warrants (the "Warrants") to purchase common stock as described below. See "Principal and Selling Shareholders." The Company will not receive any part of the proceeds from the sale of the Shares being sold by the Selling Shareholders in this offering (the "Offering"). The Company will receive proceeds from the exercise of the Warrants equal to the exercise price of the respective Warrants exercised. The exercise prices range from $.41 to $3.00 per share.

    The common stock is traded in the over-the-counter market under the symbol "AFEM." On September 26, 1997, the average of the high and low reported sales prices for the common stock as reported on the OTC Bulletin Board (the "OTC Bulletin Board") was $3.94 per share.

                                  ------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.

                                  ------------------

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                 THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL OFFENSE.

                 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
                  SECURITIES IN ANY STATE TO ANY PERSON TO WHICH IT
                    IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                              Underwriting
                                                 Price to    Discounts and       Proceeds to           Proceeds to
                                                  Public       Commissions      Company(3)       Selling Shareholders(3)

-----------------------------------------------------------------------------------------------------------------------
PER SHARE BEING SOLD BY SELLING
SHAREHOLDERS(1) . . . . . . . . . . . . . .         $3.94         $--                $0              $12,666,796.00

PER SHARE BEING SOLD BY COMPANY(2). . . . .         $1.41         $--          $1,979,287.50              $0

TOTAL . . . . . . . . . . . . . . . . . . .   $14,646,083.50      $--          $1,979,287.50         $12,666,796.00
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) The Selling Shareholders may sell the Shares to or through dealers at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The above computations are based on the average of the high and low reported sales prices of a share of common stock as reported on the OTC Bulletin Board as of September 26, 1997 and do not necessarily reflect the prices of shares to the public on the dates the transactions are actually effected.
(2) Based upon the weighted average exercise price of the Warrants of $1.41 per share.
(3) Expenses of this Offering, estimated at $82,500, are payable by the Company.

                                  ------------------

                  THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 1997

                                ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the Shares offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Registration Statement is available for review at the Commission's offices in Washington, D.C. All or part of the Registration Statement may be inspected and copied, upon payment of the prescribed fees, at the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549-1004.

    In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at, and copies of such material obtained at prescribed rates from, the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and the Commission's website at http://www.sec.gov. Copies of such material will also be available for inspection and copying at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

    A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997 are being delivered with this Prospectus.

    The Company intends to continue to deliver an annual report to its shareholders containing financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant.

     The Company's principal executive officers are located at 10108 S.W. Nimbus Avenue, Suite J-5, Portland, Oregon 97223.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

    1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.
    2. The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997.

    In addition, all documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

    Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Kimberly Mick, Controller, A-FEM Medical Corporation, 10180 S.W. Nimbus Avenue, Suite J-5, Portland, Oregon 97223, telephone (503) 968-8800. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

                                     RISK FACTORS

    An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus, before purchasing the Shares offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended) that involve a number of risks and uncertainties. The following factors are among the factors that could cause actual results to differ materially from the forward-looking statements and should be considered in evaluating any forward-looking statements.

    LACK OF REVENUES FROM PRODUCTS; EARLY STAGE OF PRODUCT DEVELOPMENT. The InSync Miniform (the "Miniform"), PadKit, and Rapid-Sense diagnostic products are in the early stages of development or marketing. See "--Government Regulation." There have been no significant revenues from the Miniform and there have been no revenues at all from the PadKit or Rapid-Sense diagnostic products. The Company does not have a stable baseload of demand for its products and cannot estimate the potential market for its products.
Potential investors should be aware of the problems, delays, expenses and difficulties encountered by any company whose products are in an early stage of development, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated developmental, testing, regulatory compliance, manufacturing and marketing costs and competition. In addition, the Company's products are subject to the risks inherent in new products. These risks include the absence of any assurance that products in development will be successfully developed, or that the Company's products, once developed, can be successfully manufactured, advertised and marketed, will be commercially successful or will not become obsolete within a short time after their development. Moreover, the costs of research and development and clinical trials for new products cannot be reliably forecast and may substantially exceed the Company's expectations and financial resources.

    OPERATING LOSSES. During the fiscal year ended December 31, 1996, the Company incurred losses of $4.3 million. In 1997, the Company expects losses to continue as the costs of marketing, research and development and related administrative activities are expected to exceed income from product sales. These losses are expected to be funded from the Company's revenues, cash reserves and future financing, if any. See "--Need for Funds."

    NEED FOR FUNDS. The Company expects to raise additional funds through equity and/or debt financing for the development, manufacture and marketing of its planned products. These funds may not be available or available on terms favorable to the Company or its shareholders. The inability of the Company to obtain such financing could adversely affect the Company. In addition, future financings could have a dilutive effect on holders or purchasers of the Shares.

    MANUFACTURING RISKS. The Company currently manufactures the Miniform. As a manufacturer, the Company will continually face risks regarding the availability and costs of raw materials and labor, the potential need for additional capital equipment, increased maintenance costs, plant and equipment obsolescence, quality control and excess capacity. A disruption in the Company's production or distribution could have a material adverse effect on the Company's financial results. The Company currently purchases certain raw materials from one supplier. Although the Company does not believe it would be difficult to replace this supplier, the Company has not approved other suppliers for the sale of certain raw materials to the Company.

    UNCERTAIN ABILITY TO MANAGE GROWTH. The Company anticipates that in order to achieve success in its industry, the Company will be required to increase rapidly its sales, production and employee base. The Company anticipates these increases will place significant demands on the Company's management, working capital and financial and management control systems. The Company may not be able to meet the demands of future growth. Any inadequacies in these areas could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS OF INTERNATIONAL BUSINESS. The Company's business is and will be subject to the risks generally associated with doing business internationally, including changes in demand resulting from fluctuations in exchange rates, foreign governmental regulation and changes in economic conditions. These factors, among others, could influence the Company's ability to sell its products in international markets. In addition, the Company's business is subject to the risks associated with legislation and regulation relating to imports, including quotas, duties or taxes and other charges, restrictions and retaliatory actions on imports to other countries in which the Company's products may be sold or manufactured.

    COMPETITION. The Company's current products and products in development will compete with products from other companies that have an established market, more employees and substantially greater research, financial and marketing resources than the Company. Many of these competitors also have the resources to manufacture and market their own products, which in many cases the Company may not be able to do.

    PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION. The Company has the right to or owns five U.S. patents and additional foreign patents in Canada and Japan covering the Miniform. These patents cover manufacturing methods, improved absorption and design of the manufacturing apparatus and method for making a 100 percent biodegradable absorbent interlabial pad. The Company also recently filed patent applications for the PadKit collection device and its first generation Rapid-Sense technology. The term for patents issued on applications filed on or after June 8, 1995 is 20 years from the date of the application or if the application contains a specific reference to an earlier filed application under 35 USC Sections 120, 121 or 365(c), 20 years from the date on which the earliest such application was filed. The term of patents issued on applications filed before June 8, 1995, is the greater of the 20-year term described above or 17 years from grant, depending on the amount of time between application and issuance.

    The issuance of patents to the Company or to a licensor is not conclusive as to validity or as to the enforceable scope of claims therein. The validity and enforceability of a patent can be challenged by litigation after its issuance, and, if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. The issuance of patents covering any of the Company's products may be insufficient to prevent competitors from essentially duplicating the product by designing around the patented aspects. The patent laws of other countries may differ from those of the United States as to the patentability of the

Company's products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States.

    The technologies used by the Company may infringe upon patents or proprietary technology of others. The cost of enforcing the Company's patent rights in lawsuits that the Company may bring against infringers or defending itself against infringement charges by other patent holders may be high and could adversely affect the Company.

    The Company has received notice from another company claiming that such other company has the prior right to use the "Athena" name. The Company may in the future be required to refrain from using the "Athena" name. To date, the Company has not prominently featured the "Athena" name on its products and therefore the Company believes that refraining from its use on products in the future will not have a material adverse effect on the Company.

    Trade secrets and confidential know-how are important to the Company's scientific and commercial success. Although the Company seeks to protect its proprietary information through confidentiality agreements and appropriate contractual provisions, others may develop independently the same or similar information or gain access to proprietary information of the Company.

    GOVERNMENT REGULATION. Many of the Company's activities are subject to regulation by various local, state and federal regulatory authorities in the United States and by governmental authorities in foreign countries where its products may be marketed.

    The Miniform was initially approved for over-the-counter marketing in the United States under a 510(k) pre-market notification submission to the FDA as a Class II menstrual tampon. In April 1997, the Company obtained approval from the FDA to reclassify the Miniform as a Class I menstrual pad. See "Recent Developments." No further FDA requirements for clinical evaluation are expected. Requests for regulatory approval for marketing in several countries have been made. Regulatory approval has been obtained in China. The Company cannot predict when or whether approvals in other countries will be obtained. The PadKit and Rapid-Sense diagnostic products are still in the development stage and will require FDA approval and approval from similar authorities in other countries. See "--Lack of Revenues from Products; Early State of Product Development." Obtaining such approvals may be a lengthy and expensive proceeding often involving extensive testing and clinical trials to demonstrate safety, reliability and efficacy. In addition, the process of obtaining approvals may be subject to changes in regulations resulting in unexpected costs and uncertainty. The Company may not be able to comply with the applicable requirements and necessary approvals may not be granted. Moreover, the extent and impact of future governmental regulations cannot be predicted. Failure to comply with the regulatory requirements applicable to the Company may result in fines, injunctions, civil penalties, recall or product seizure, among other penalties.

    DEPENDENCE ON MANAGEMENT AND CONSULTANTS. The Company depends to a large extent upon the abilities and continued participation of its current directors, executive officers and consultants. The loss of any of these people could have a serious adverse effect upon the Company's business. The Company may not be able to attract and retain key personnel with the skills and expertise necessary to manage its business. The Company does not have key-man life insurance on the lives of any of its personnel. Competition for management and scientific staff in the biotechnology, biomedical and health care fields is intense. The Company may not be able to continue to employ personnel and consultants with sufficient expertise to satisfy the Company's needs.

    PRODUCT LIABILITY. The Company could be subject to claims for personal injuries or other damages resulting from its products. The Company carries general liability insurance, including products liability insurance in the amount of $2,000,000. While there have been no product liability claims against the Company, in the event any claims for amounts exceeding its insurance coverage were successful, they could have a material adverse effect on the Company. The Company's insurance may not adequately protect the Company against all such liabilities. The Company's insurance does not cover actions brought in countries other than the United States. The Company's current product is not intended for internal use and therefore the Company does not consider claims relating to toxic shock syndrome to be a risk to the Company. However, the Company cannot guarantee that the product will not be used internally by persons misusing the product. Toxic shock syndrome is excluded from the Company's insurance policy.

    POTENTIAL ADVERSE IMPACT OF OFFERING ON MARKET PRICE OF COMMON STOCK. The number of Shares being offered pursuant to the Prospectus by the Selling Shareholders and the Company represent approximately 38.1 percent of the total common stock of the Company outstanding at August 31, 1997, assuming the exercise of all Warrants covering Shares being registered hereby. See "Selling Shareholders." Each Selling Shareholder intends to offer his, her or its Shares at such time and in such manner as he, she or it deems appropriate. Other than certain contractual volume limitations relating to the sale of Shares by certain Selling Shareholders and holders of Warrants (the "Warrantholders"), there are no agreements between the Selling Shareholders or Warrantholders and the Company or, to the Company's knowledge, among the Selling Shareholders or Warrantholders, with respect to the sale of Shares. If the Selling Shareholders or Warrantholders were simultaneously to sell or resell a large amount of Shares in the market, the market price of the Company's common stock could be adversely affected. See "Selling Shareholders" and "Plan of Distribution."

    TRADING MARKET FOR SHARES. Trading of the Company's common stock is currently conducted in the over-the-counter market on the OTC Bulletin Board or the "pink sheets." As a result, shareholders may find it more difficult to dispose of, or obtain accurate quotations as to the price of, common stock than if the common stock were listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a national stock exchange. In addition, the volume of trading in the common stock may be very limited on a daily basis.

    VOLATILITY OF STOCK PRICE. There has been significant volatility in the market price of the Company's common stock. During 1996, the price of the Company's common stock ranged from $1.50 per share to $5.32 per share. In addition, there has been significant volatility in the market price of securities of early stage companies, technology companies generally and biotechnology companies in particular. Various factors, including but not limited to announcements by the Company or its competitors concerning product developments, patents or proprietary rights, may significantly affect the Company's business and the market price of the common stock. These factors as well as general economic conditions such as recessions or high interest rates may adversely affect the market price of the Company's common stock.

    EXERCISE OF WARRANTS AND OPTIONS; POTENTIAL ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALES. As of August 31, 1997, 1,489,598 shares of common stock were subject to outstanding stock options under the Company's Stock Option Plan at a weighted average exercise price of $3.16 per share. As of August 31, 1997 2,768,416 shares were issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.00 per share. While outstanding warrants and options are exercisable, the holders thereof have the opportunity to profit from a rise in the market price of the common stock. The Company may find it more difficult to raise additional equity capital while the warrants and options are outstanding. At any time when the holders might be expected to exercise their warrants and options, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided in the warrants and options being exercised. Holders of warrants and options do not have any of the rights or privileges of stockholders of the Company prior to exercise of the warrants and options.

    The Company also expects to file, pursuant to certain contractual obligations, another registration statement with respect to approximately 988,021 shares held by certain shareholders. Sales of substantial amounts of the Company's common stock in the public market by existing shareholders could adversely affect the price of the common stock. In addition to the 4,618,673 shares of common stock offered hereby, 9,531,240 shares are freely tradable under the federal securities laws to the extent they are not held by affiliates of the Company or are not subject to certain contractual volume restrictions and, as of June 30, 1998, an additional 2,435,314 shares will become eligible for resale under Rule 144. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the issuer's common stock and (ii) the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

    The Company intends to file a registration statement on Form S-8 under the Securities Act by late 1997. Such registration statement would cover shares of common stock reserved for issuance under the Company's Stock Option Plan and certain warrants that are not being registered pursuant to this offering.

    ABSENCE OF DIVIDENDS. The Company has not paid any dividends on its common stock since its inception and does not anticipate paying any dividends in the foreseeable future. Earnings of the Company, if any, are expected to be used to finance the development and expansion of the Company's business. Any future decision with respect to dividends will depend on future earnings, future capital needs and the Company's operating and financial condition, among other factors. See "Description of Securities--common stock."

                                   USE OF PROCEEDS

    The net proceeds from the sale of the Shares issued upon exercise of the Warrants, after the deduction of an estimated $82,000 of offering expenses being paid by the Company, will be used for the development and marketing of the Company's products and general corporate purposes. The Company has not been advised when or whether the holders of Warrants intend to exercise their Warrants. No proceeds will be received by the Company from sales of Shares by the Selling Shareholders.

                                 SELLING SHAREHOLDERS

    The following table sets forth information as of August 31, 1997 regarding the beneficial ownership of common stock by each Selling Shareholder. The amounts listed under "Shares Registered for Sale" do not reflect the common stock underlying Warrants owned by certain of the Selling Shareholders that are being registered pursuant to the Registration Statement.


                                                                                              PERCENTAGE OF
                                                                                            OUTSTANDING(3)
                                                                                     ----------------------------

                                         SHARES BENEFICIALLY     SHARES REGISTERED    BEFORE                AFTER
    NAME OF SELLING SHAREHOLDER               OWNED(1)              FOR SALE(2)        SALES             SALES(4)
----------------------------------     --------------------     ------------------   --------            ---------
Capital Consultants, Inc.
2300 SW First Ave.
Portland, OR  97201                         3,792,421(5)          3,104,400            31.1%               5.7%

Cort MacKenzie Securities, Inc.
5335 S.W. Meadows Road, Suite 270
Lake Oswego, OR  97035                      1,332,985(6)            109,585            10.0%               9.2%

G. Dale Garlow                                 53,929(7)                469                *                  *

Donald P. Leach                                53,929(7)                469                *                  *

----------------------------------

    *Less than 1%.
    (1) "Beneficial Ownership" is defined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and generally means any persons, who directly, or indirectly, have or share voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within sixty days, including, but not limited to, any right to acquire such security through the exercise of any option or warrant or through the conversion of a security.

    (2) Includes shares that may be sold pursuant to this Prospectus. However, in some cases these shares may instead be sold pursuant to Rule 144 under the Securities Act and in some cases may not be sold at all during the time this Prospectus may be used for sales. See "Plan of Distribution."

    (3) Percentage of outstanding shares for any shareholder listed is calculated without regard to shares of common stock issuable to others upon exercise of outstanding stock options or warrants. Any shares a shareholder is deemed to own by having the right to acquire by exercise of an option or a warrant are considered to be outstanding solely for the purpose of calculating that shareholder's ownership percentage.

    (4) Assumes the sale pursuant to the Offering of all shares listed in the "Shares Registered for Sale" column. Also assumes that none of the listed shareholders sells shares not listed in such column or purchases additional shares in this Offering or otherwise except pursuant to certain outstanding options or warrants.

    (5) Capital Consultants, Inc. ("CCI") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has, on behalf of certain of its clients, the sole voting power and the sole investment power with respect to the shares. Includes 50,000 shares issuable within 60 days after August 31, 1997 upon exercise of a warrant to purchase common stock and all shares with respect to which Capital Consultants, Inc. acts as an agent. An additional 638,021 shares of common stock are being registered contemporaneously.

    (6) Includes 642,250 shares issuable to Cort MacKenzie Securities, Inc. within 60 days after August 31, 1997 upon exercise of warrants to purchase common stock and 308,750 shares and 270,000 shares issuable within 60 days after August 31, 1997 upon exercise of warrants to purchase common stock held by Cort MacKenzie & Thomas, Inc. ("CMT") and Thomas C. Stewart, respectively. CMT has agreed not to sell, within any three-month period, the greater of (i) 1% of the then outstanding shares of the

         Company's common stock and (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Also includes 2,400 shares held by relatives living with Mr. Stewart.

    (7) Includes 26,730 shares subject to warrants exercisable within 60 days after August 31, 1997. Messrs. Garlow and Leach have agreed that they will not sell the greater of (i) in any single trading day more than 1% of the average daily reported volume of trading of the Company's shares for the four preceding calendar weeks or
         (ii) 12,500 shares in any five consecutive trading days.

         Except as set forth below, none of the Selling Shareholders has any position, office or other material relationship with the Company (or had any such position, office or material relationship within the past three years). CCI is entitled to nominate one member to the Company's Board of Directors pursuant to that certain Common Stock and Convertible Debenture Purchase Agreement dated December 29, 1994 between the Company and CCI. CCI currently has no representative on the Company's Board of Directors.

         CCI purchased, on behalf of certain of its clients, an additional 638,021 shares of common stock in 1996, a registration statement for which shares is being separately filed.

         CMT is part of a joint venture that entered into a distribution arrangement in the Far East for the Company's products. This agreement was terminated and the Company agreed to pay CMT one-quarter of one U.S. cent for each Miniform sold by the Company within China for three years from the date the distribution agreement was terminated, provided that such payments shall not exceed $100,000 in any 12-month period.

                                     THE WARRANTS

         A total of 1,403,750 shares of common stock may be sold pursuant to this Prospectus upon exercise of the Warrants. The Warrants were privately issued by the Company to 18 persons or entities in connection with a variety of transactions, including the settlement of litigation, and in consideration for consulting, advisory and capital raising services. All of the Warrants expire between May
    1999 and December 2000, with the exception of Warrants to purchase 18,400 shares of common stock which expire in July 2001 and Warrants to purchase 55,000 shares of common stock which expire in December 2004. The weighted average exercise price of the Warrants is $1.41 per share. The following table sets forth the number, exercise price and expiration date for the Warrants:

                  NUMBER OF WARRANTS     EXERCISE PRICE       EXPIRATION DATE
                         682,000               $1.50             12/31/99
                         212,600               $1.00             05/01/99
                         308,750               $1.50             11/18/99
                          84,000               $0.41             12/23/99
                          30,000               $1.50             12/31/04
                          25,000               $3.00             12/31/04
                          18,000               $1.50             10/02/99
                          20,000               $3.00             10/02/99
                          18,400               $1.25             07/01/01
                           5,000               $2.88             12/29/00
                  ------------------      ---------------    ------------------
Total                  1,403,750

                              DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 33,000,000 shares of common stock, $.01 par value per share. As of August 31, 1997, there were 12,115,654 shares of common stock outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.

    The holders of common stock are entitled to one vote for each share held on all matters submitted to the shareholders.

    Holders of common stock are entitled to receive dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor and to one vote per share on all matters on which the holders of common stock are entitled to vote. The current policy of the Company is to retain earnings to provide funds for the operation and expansion of its business. The Company has never paid any cash dividends, and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. See "Risk Factors--Absence of Dividends." Holders of common stock do not have any cumulative voting rights or conversion, pre-emptive, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share equally and ratably in the Company's assets, if any, remaining after the payment of all liabilities of the Company.

    The holders of 225,000 shares of the Company's common stock have a right under that certain Stock Purchase Agreement dated December 6, 1996 to price protection for their shares if the average reported last sale price for the Company's Common Stock is less than $2.00 per share for the 20 business days immediately preceding December 6, 1997.

CHANGE IN CONTROL

    The Nevada Control Share Acquisition Act places certain restrictions on acquisition of control shares, similar to those found in other jurisdictions. The Company has opted, as permitted by Nevada law, to provide in its bylaws that this Act does not apply to acquisition of shares of the Company's stock. The Company's articles and bylaws do not contain any provisions that would delay, defer or prevent a change in control of the Company.

    Pursuant to an agreement between the Company and the Proctor & Gamble Company ("P&G") related to its interlabial pad, in the event of certain changes in control of the Company certain of the Company's trademarks used in connection with the interlabial pad as of the effective date of such agreement will be transferred to P&G.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Twelve of the Company's Articles of Incorporation, as amended, and
Article VIII of the Company's Bylaws provide that the Company is required to indemnify current or former directors, officers, employees or agents of the Company to the fullest extent permitted by Nevada law. The rights of indemnification under the Articles and Nevada law are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any agreement, vote of shareholders or directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 PLAN OF DISTRIBUTION

    The Shares being sold by the Selling Shareholders may be sold from time to time by such Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such Shares may be sold by one or more of the following means: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    Under agreements that may be entered into by the Selling Shareholders, dealers who participate in the distribution of the Shares may be entitled to indemnification by the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

    Certain of the dealers may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company, a Selling Shareholder or one or more of their affiliates in the ordinary course of business.

    The Shares offered by the Selling Shareholders hereby may be distributed to purchasers thereof in the states of Florida, Georgia, New Jersey, New York, Oregon and Washington.

    All of the Shares to be issued upon the exercise of the Warrants are to be offered for the account of the Company. The Company will not pay any sales commissions or other seller's compensation in connection with the exercise of the Warrants. Shares issued upon the exercise of the Warrants will be freely transferable by the holders thereof, subject to compliance with applicable state securities laws and except for such Shares received by persons who may be deemed to be "affiliates" of the Company (within the meaning of Rule 144). Persons who are deemed to be affiliates of the Company within the meaning of Rule 144 may not publicly offer or sell such Shares received upon exercise of the Warrants except pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 (without regard to the applicable holding period provided thereunder). The Company has not been advised when or whether the holders of the Warrants intend to exercise their Warrants, or if they do so, whether they intend to sell their securities received as a result of such exercise.

    The sale of the Shares to be issued upon exercise of the Warrants are being registered or exemptions for such sales are available to the Company in the following states: Oregon, California, Alabama, New York and Florida. Any resales of such Shares by holders thereof must be made in compliance with applicable state securities laws.

                        DOCUMENTS ACCOMPANYING THIS PROSPECTUS

    Information regarding the Company, including information with respect to the Company's business and its financial statements may be found in the Company's Form 10-KSB for the fiscal year ended December 31, 1996 and the Company's Form 10-QSB for the fiscal quarter ended June 30, 1997, both of which are attached to this Prospectus as Appendix A and Appendix B, respectively.

                                    LEGAL MATTERS

    The validity of the common stock offered hereby has been passed upon by Perkins Coie, Portland, Oregon.
                                       EXPERTS

    The financial statements incorporated by reference in this Prospectus to the Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated March 3, 1997 (except with respect to the matter discussed in Notes 1 and 10, as to which the date is April 28, 1997) with respect thereto, and so incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Selling Shareholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.


                                  -----------------

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
  by Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
The Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . .10
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Documents Accompanying
  this Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12



                                   4,618,673 SHARES



                                    A-FEM MEDICAL
                                     CORPORATION


                                     COMMON STOCK






                                  SEPTEMBER 30, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance And Distribution


                                                                   Amount
                                                                  ----------
              SEC Registration Fee . . . . . . . . . . . . . .    $  7,526
              Accounting Fees and Expenses*. . . . . . . . . .       3,000
              Legal Fees and Expenses* . . . . . . . . . . . .      60,000
              Blue Sky Fees and Expenses*. . . . . . . . . . .      10,000
              Printing, including Registration
               Statement, Prospectus,
                   etc.* . . . . . . . . . . . . . . . . . . .       1,000
              Miscellaneous Expenses*. . . . . . . . . . . . .         974
                                                                  ----------
              TOTAL EXPENSES*. . . . . . . . . . . . . . . . .    $ 82,500
                                                                  ----------
                                                                  ----------

---------------

*Estimated

Item 15.  Indemnification Of Directors And Officers

    The Nevada General Corporation Law (the "Nevada Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the corporation against expenses, including attorney fees, actually and reasonably incurred, to the extent that the individual is successful on the merits or otherwise in the individual's defense in the proceeding, or in defense of any claim, issue or matter therein. In addition, the Nevada Act allows the corporation to indemnify such an individual if:

    (a)  The conduct of the individual was in good faith;

    (b) The individual reasonably believed that the individual's conduct was in the best interest of the corporation, or not opposed to its best interests; and

    (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

In the case of any proceeding by or in the right of the corporation, the individual must also meet the standards set forth above to be entitled to indemnification, but may still not be indemnified if the individual is adjudged liable to the corporation or for amounts paid in settlement to the corporation, unless ordered by a court of competent jurisdiction upon application.

    Article Twelve of the articles of incorporation of the registrant requires that the bylaws of the registrant shall provide for the indemnification of the registrant's directors, officers, employees and agents to the fullest extent permitted by Nevada law. Article VIII of the bylaws of the registrant requires the registrant to indemnify any current or former director, officer, employee or agent from and against expenses actually and reasonably incurred, including attorney fees, judgments, fines and amounts paid in settlement, in connection with any action, suit or proceeding to which the individual is a party because of service to registrant, provided that the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. The same indemnification obligation applies to actions by or in the right of the corporation if the foregoing standards are met, but shall not apply if the individual is adjudged liable to the corporation or to amounts paid in settlement, unless ordered by a court of competent jurisdiction. This right to indemnification does not exclude any other rights to which an individual may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of the bylaws further requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of the corporation against expenses, including attorney fees, actually and reasonably incurred, to the extent that the individual is successful on the merits or otherwise in the individual's defense in the proceeding, or in defense of any claim, issue or matter therein.

    In addition to the rights to indemnification set forth above, the registrant has, in Article Thirteen of its articles of incorporation, eliminated the liability of each director and officer of the corporation for damages for any breach of fiduciary duty, except that a director or officer shall be liable for damages which result from:

    (a) Acts or omissions which involve intentional misconduct, fraud or knowing violation of law;

    (b) The willful or grossly negligent payment of any improper dividend or distribution; or

    (c)  Acts or omissions which occurred prior to March 18, 1987.

This provision is consistent with the Nevada Act, which allows the elimination of personal liability for officers and directors in the articles of incorporation, except in the situations described in subsections (a) and (b) above.

Item 16.  Exhibits.

4.1(1) Stock Purchase Agreement between the Company and certain investors dated December 6, 1996.

5.1(2)    Opinion of Perkins Coie

10.1(3) License Agreement dated April 30, 1986 between Shalom Z. Hirschman, M.D., and Marvin P. Loeb & Company.

10.2(3) Limited License & Option Agreement between Marvin Loeb & Company and the Company dated December 30, 1986.

*10.3(4) Share Exchange Agreement among Xtramedics, Inc., ATHENA Profem, Inc., and ATHENA shareholders dated February 17, 1994.

*10.4(4) Assumption of Employment Agreement between the Company and John F. Perry dated February 17, 1994.

*10.5(4) Employment Agreement between Athena Medical Corporation (an Oregon corporation) and John F. Perry dated as of July 1, 1993.

*10.6(4)  Assumption of Employment Agreement between the Company and William
          H. Fleming dated February 17, 1994.

*10.7(4) Employment Agreement between Athena Medical Corporation (an Oregon corporation) and William H. Fleming dated as of July 1, 1993.

*10.8(5) Amendment of Employment Contract between the Company and John F. Perry dated September 6, 1996.

*10.9(5) Amendment of Employment Contract between the Company and William H. Fleming dated December 31, 1996.

10.10(6) Business Park Lease between the Company, Petula Associates, Ltd. and Koll Portland Associates dated March 1, 1996.

10.11(3) Registration Rights Agreement between Athena Medical Corporation and Capital Consultants, Inc., dated December 29, 1994.

10.12(6) Form of Registration Rights Agreement used for Mr. Waller, Esler, Stephens & Buckley and Lane, Powell, Spears and Lubersky.

10.13(5)  Form of Registration Rights Agreement.

*10.14(5) ATHENA Medical Corporation's 1994 Incentive and Non-Qualified Stock
          Option Plan dated as of June 7, 1994.

*10.15(5) Form of Incentive Stock Option Agreement.

*10.16(5) Form of Non-Statutory Stock Option Agreement.

10.17(5)  Form of Purchase Warrant Certificate.

10.18(6) Distribution Agreement between the Company and Meix Corporation dba Chinese Business Services, dated December 30, 1995.

10.19(6) Commitment Letter between First Portland Leasing Corp. and the Company dated January 9, 1996.

10.20(6) Amendment of Agreement between the Company and Beijing Kang Mei Biological Products, Ltd. (a joint venture comprised of Cort MacKenzie & Thomas Inc., and Fang-Hai Science and Technology).

10.21(5) Consultant Agreement between the Company and Paul Mueggler, Ph.D. dated February 3, 1997.

10.22(5) Consultant Agreement between the Company and Peter Burke dated December 16, 1996.

10.23(5) Employment Agreement between the Company and Sarah P. Van Dyck dated May 28, 1996.

10.24(5) Consultant Agreement between the Company and James R. Wilson dated as of December 1, 1996.

*10.25(5) Employment Agreement between the Company and James E. Reinmuth dated as of September 6, 1996.

*10.26(1) Employment Agreement between the Company and J. Peter Burke dated as of April 28, 1997.

10.27(7) Agreement dated effective as of April 28, 1997 between P&G and the Company.

*10.28(1) Employment Agreement between the Company and James R. Wilson dated as of May 1, 1997.

13.1(8) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

13.2(8) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Perkins Coie.  Included in Exhibit 5.1.

-----------------

(1) Incorporated by reference to the exhibits to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1997.

(2)  Previously filed with the Commission hereunder.

(3) Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-2 (file no. 33-88230), filed with the Commission on January 5, 1995.

(4) Incorporated by reference to the exhibits to the Company's 10-QSB/A for the period ended March 31, 1994.

(5) Incorporated by reference to the exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.

(6) Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-2 (file no. 333-2053), filed with the Commission on March 29, 1996.

(7) Incorporated by reference to exhibit number 10.1 to the Company's Current Report on Form 8-K, file number 0-17119, filed with the Commission on May 16, 1997.

(8)  Previously filed with the Commission.

*    Indicates management contract or compensation plan.

Item 17.  Undertakings.

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this post effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 29, 1997.

                             A-FEM MEDICAL CORPORATION

                             By:/s/ William H. Fleming
                                 ------------------------------------------
                                William H. Fleming
                                President and Chief Operating Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on September 29, 1997 by the following persons in the capacities indicated:


                  Signature                                                         Title
                  ----------                                                        -----

/s/ William H. Fleming                                          Vice Chairman, Secretary and Director
--------------------------------------------------
              William H. Fleming

*James E. Reinmuth                                              Chairman, Chief Executive Officer and Director
--------------------------------------------------              (principal executive officer)
            James E. Reinmuth

*J. Peter Burke                                                 President, Chief Operating Officer and Chief Financial Officer
--------------------------------------------------              (principal financial officer and
            J. Peter Burke                                      principal accounting officer)


*James R. Wilson                                                Director and Treasurer
--------------------------------------------------
            James R. Wilson

*Carol A. Scott                                                 Director
--------------------------------------------------
            Carol A. Scott

*RoseAnna Sevcik                                                Director
--------------------------------------------------
            RoseAnna Sevcik

*By /s/ William H. Fleming
--------------------------------------------------
William H. Fleming, Attorney-in-Fact
